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                                                                       Exhibit 1

                              NOTICE OF REDEMPTION

                             JONES INTERCABLE, INC.
                     11 1/2% SENIOR SUBORDINATED DEBENTURES
                               DUE  JULY 15, 2004

                            (CUSIP NO. 480206 AG 6)*


          NOTICE IS HEREBY GIVEN in accordance with Section 4.09(b) of the Indenture dated as of July 15, 1992, as amended by that certain First Supplemental Indenture dated July 15, 1992, between Jones Intercable, Inc. (the "Company") and First Trust National Association, as Trustee (the "Indenture") that pursuant to the terms of the Indenture all of the outstanding 11 1/2% Senior Subordinated Debentures due 2004 (the "Debentures") in the total principal amount of $160,000,000 will be redeemed on July 15, 1997 (the "Redemption Date"), at a price equal to 106.75% of the principal amount thereof, plus interest accrued and unpaid thereon to the Redemption Date (the "Redemption Price").

          Interest accrued on the Debentures to the Redemption Date will be paid as part of the Redemption Price and will become due and payable on the Debentures on the Redemption Date. From and after the Redemption Date, interest will cease to accrue on the Debentures.

          A Form W-9, Payer's Request for Taxpayer Identification Number, must be completed by the holders of the Debentures and must be submitted with the Debentures to be redeemed or 31% of the redemption proceeds will be withheld for tax purposes. Payment of the Redemption Price will be made on and after July 15, 1997, upon presentation and surrender of the Debentures, along with the completed Form W-9, to one of the following addresses:

By Mail: (REGISTERED BONDS)  By Mail: (BEARER BONDS)  By Hand or Overnight Mail:
---------------------------  ------------------------ --------------------------
First Trust National         First Trust National     First Trust National
Association                  Association              Association
First Trust Center           First Trust Center       180 East Fifth Street
P.O. Box 64111               P.O. Box 64452           4th Floor - Bond Drop Win.
St. Paul, MN  55164-0111     St. Paul, MN  55164-0452 St. Paul, MN  55101
_____________

*The Trustee shall not be held responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness indicated in the Redemption Notice. It is included solely for convenience of the Holders.


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          Debenture holders presenting their Debentures in person for same day payment must surrender their Debenture(s) by 1:00 p.m. on the Redemption Date and a check will be available for pick up after 2:00 p.m. Checks not picked up by 4:30 p.m. will be mailed out to the Debenture holder via first class mail. If payment of the Redemption Price is to be made to the registered owner of the Debenture, you are not required to endorse the Debenture to collect the Redemption Price.

          Telephone inquiries may be made by calling (612) 973-5800.


                              FIRST TRUST NATIONAL
                              ASSOCIATION, as Trustee



Dated:  June 11, 1997